Shareholder meeting

On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees effective January 1, 2005.

Proxies covering 95,795,764 shares of beneficial interest were voted at the meeting.

The shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                WITHHELD
                        FOR                     AUTHORITY
James F. Carlin         93,325,907              2,469,857
Richard P. Chapman, Jr. 93,215,017              2,580,747
William H. Cunningham   93,295,720              2,500,044
Ronald R. Dion          93,357,783              2,437,981
Charles L. Ladner       93,227,363              2,568,401
Dr. John A. Moore       93,245,490              2,550,274
Patti McGill Peterson   93,296,056              2,499,708
Steven R. Pruchansky    93,347,228              2,448,536
James A. Shepherdson    93,319,481              2,476,283